UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2008

The Tirex Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-17598-NY	22-2824362
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1000 Stratford, CT 06614
(Mailing Address)

(203) 522-3247
Registrant’s telephone number, including area code

1307 Ste-Catherine Street West
 Montreal, Quebec, Canada H3G 2V9
 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3–Securities and Trading Markets

Item 3.02—Unregistered Sale of Equity Securities

On June 19, 2008 the Board of Directors of The Tirex Corporation, Inc., a Delaware corporation (the "Company"), approved the issuance of total of 3,000,000 shares of Series A Preferred Stock as follows: 1,500,000 shares to John L. Threshie, Jr., Chief Executive Officer of the Company, for management services rendered to the Company; 750,000 shares to Michael Ash, Chief Financial Officer of the Company, for management services rendered to the Company; and 750,000 shares to Louis V. Muro, Vice President Engineering and Research and Development of the Company, for management services rendered to the Company.

The Series A Preferred Stock provides its holders the equivavlent of one hundred (100) votes per share on any matter properly before the shareholders for a vote. The Series A Preferred Stock are convertible into five (5) shares of Common Stock upon the earlier of (i) the holders’ election or (ii) automatically on January 8, 2009. The Series A Preferred Stock are not subject to any non-cash distributions provided to the holders of shares of Common Stock. In the event of the liquidation or winding up of the Company, the holders of the Series A Preferred Stock are entitled to liquidation preferences relative to the holders of common Stock.

Additionally information regarding the Amendment to the Articles of Incorporation, which has been ratified by a majority of the voting capital stock of the Company, which provides the Board of Directors with the power to issue blank check preferred stock, can be found on the Company’s Form 8-Ks, filed on February 14, 2008 (Item 3.03 and Item 5.03) and on May 16, 2008 (Item 3.03 and 5.03).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIREX CORPORATION
(Registrant)

Date: June 20, 2008	/s/ John L. Threshie Jr.
John L. Threshie Jr.
President